Contact: Scott F. Stephens

847-827-9666, ext. 2269

Lawson Products, Inc. Announces Second Quarter 2007 Results

DES PLAINES, IL, August 1, 2007 – Lawson Products, Inc. (NASDAQ: LAWS, the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced financial results for its second quarter ended June 30, 2007. For the second quarter 2007, net sales from continuing operations were $129.2 million, which was comparable to the prior year quarter. As a result of severance charges recorded during the quarter, the Company reported a net loss of $0.3 million, compared to net income of $3.2 million in the second quarter of 2006. Diluted net loss per share was $(0.04) for the quarter, compared to net income of $0.36 per share a year ago.

Second quarter 2007 results include severance costs of $5.5 million related to several executive departures. As a result of the severance charges recorded, the Company reported an operating loss of $0.2 million for the quarter compared to operating income of $5.1 million in the prior year.

Gross profit margins for the second quarter 2007 of 59.4 percent were comparable to 59.5 percent gross profit margins in the second quarter of 2006, reflecting comparable sales mix over the periods. In addition, the Company’s pricing management activities in 2007 have compensated for certain higher commodity and product cost increases, resulting in consistent gross profit margin trends in 2007 compared to 2006. Selling, general and administrative expenses increased by $0.5 million, or less than one percent, for the second quarter 2007, primarily as a result of a $2.4 million increase in legal costs and professional fees compared to the prior year quarter. The Company implemented several cost management initiatives in 2007, and positive results from those initiatives offset increases in legal costs for the second quarter.

Share repurchase activities that occurred primarily in 2006 reduced the outstanding shares of stock by approximately five percent, and have had a favorable impact on net income per share amounts when compared to the prior year.

Thomas Neri, President and Chief Executive Officer said, “I see significant opportunities ahead for the Lawson Family of Businesses. I am very enthusiastic about building on the Company’s sales, marketing and productivity initiatives, as well as continuing our efforts to drive customer satisfaction.”

About Lawson Products, Inc.

Lawson Products, Inc. is a leader in selling and distributing services, systems and products to the industrial, commercial and institutional maintenance, repair and operations (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney’s office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Net sales	$129,178	$129,226	$258,847	$259,392
Cost of goods sold	52,481	52,401	106,323	106,188

Gross profit	76,697	76,825	152,524	153,204

Operating expenses:
Selling, general and administrative expenses	71,449	70,912	137,689	138,880
Severance and other charges	5,470	---	6,912	---
Loss on sale of equipment	---	806	---	806

Operating income/(loss)	(222)	5,107	7,923	13,518

Investment and other income	293	387	395	941
Interest expense	(286)	---	(367)	---

Income/(loss) from continuing operations before income taxes and cumulative effect of accounting change	(215)	5,494	7,951	14,459

Provision for income taxes	(195)	2,273	3,245	5,819

Income/(loss) from continuing operations before cumulative effect of accounting change	(20)	3,221	4,706	8,640

Loss from discontinued operations, net of income taxes	(329)	(16)	(485)	(86)

Income/(loss) before cumulative effect of accounting change	(349)	3,205	4,221	8,554

Cumulative effect of accounting change, net of income taxes	---	---	---	(361)

Net income/(loss)	$(349)	$3,205	$4,221	$8,193

Basic income/(loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$(0.00)	$0.36	$0.55	$0.96
Discontinued operations	(0.04)	(0.00)	(0.06)	(0.01)
Cumulative effect of accounting change	---	---	---	(0.04)

	$(0.04)	$0.36	$0.50	$0.91

Diluted income/(loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$(0.00)	$0.36	$0.55	$0.96
Discontinued operations	(0.04)---	(0.00)	(0.06)	(0.01)
Cumulative effect of accounting change	---	---	---	(0.04)

	$(0.04)	$0.36	$0.50	$0.91

Cash dividends declared per share of common stock	$0.20	$0.20	$0.40	$0.40

Weighted average shares outstanding:
Basic	8,521	8,989	8,521	8,982

Diluted	8,521	8,995	8,523	8,989

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2007	2006

	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$1,861	$3,391
Accounts receivable, less allowance for doubtful accounts	60,644	60,411
Inventories	90,457	90,272
Miscellaneous receivables and prepaid expenses	7,743	5,529
Deferred income taxes	3,200	3,538
Discontinued current assets	1,750	2,056

Total Current Assets	165,655	165,197

Property, plant and equipment, less
allowances for depreciation and amortization	49,339	42,664
Deferred income taxes	22,979	20,341
Goodwill	27,999	27,999
Other assets	24,854	22,679
Discontinued non-current assets	3	3

Total Assets	$290,829	$278,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving line of credit	$16,000	$---
Accounts payable	13,829	14,055
Accrued expenses and other liabilities	41,617	46,746
Income taxes	---	855
Discontinued current liabilities	1,720	1,770

Total Current Liabilities	73,166	63,426

Accrued liability under security bonus plans	26,478	25,522
Other	20,787	19,618

	47,265	45,140

Total Stockholders' Equity	170,398	170,317

Total Liabilities and Stockholders' Equity	$290,829	$278,883

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